UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 3 Holdings Reported
( ) Form 4 Transactions Reported


(Print or Type Responses)
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1.   Name and Address of Reporting Person*
Gehlke                            Carol                    J.
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    (Last)                        (First)              (Middle)

23 Corporate Plaza, Suite 180
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    (Street)

Newport Beach                     CA                    92663
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    (City)                        (State)               (Zip)

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4. Statement Month/Day/Year

Fiscal Year 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
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2.   Issuer Name and Ticker or Trading Symbol
B Y & C Management, Inc.
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]  Director                           [X]  10% Owner
     [X]  Officer (give title below)         [_]  Other (specify below)
Secretary
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5.   If Amendment, Date of Original (Month/Day/Year)
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

          Table I -- Non-Derivative Securities Beneficially Acquired, Disposed of or Beneficially Owned
------------- -------------- --------------- ------------------- ----------------- ------------------ ----------------
1. Title of   2.             3.              4. Securities       5. Amount of      6. Ownership       7. Nature of
Security      Transaction    Transaction     Acquired (A) or     Securities        Form:              Indirect
(Instr.       Date (Month/   Code (Instr.    Disposed of (D)     Beneficially      Direct (D) or      Beneficial
4)            Day/Year)      8)              (Instr. 3,4 and     Owned at the      Indirect (I)       Ownership
                                             5)                  end of Issuer's   (Instr. 5)         (Instr. 5)
                                                                 Fiscal Year
                                                                 (Instr. 3 and
                                                                 4)
                                           Amount (A) or (D) Price
------------- -------------- ------------- ------------------------ -------------- ------------------ ----------------
Common Stock                                                        2,000,000            D
------------- -------------- ------------- ------------------------ -------------- ------------------ ----------------

------------- -------------- ------------- ------------------------ -------------- ------------------ ----------------

------------- -------------- ------------- ------------------------ -------------- ------------------ ----------------
* If the form is filed by more than one reporting person, see instruction 4(b) (v)

Table II- Derivative Securities Acquired, Disposed of or Beneficially
Owned(e.g.,puts, calls, warrants, options, convertible securities
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
 1. Title of     2. Conversion or  3. Transaction Date  4. Transaction   5. Number of       6. Date Exercisable and
    Derivative      Exercise          (Month/Day/Year)     Code             Derivative         Expiration Date
    Security        Price of                               (Instr. 8)       Securities         (Month/Day/Year)
    (Instr. 4)      Derivative                                              Acquired (A)
                    Security                                                or Disposed of
                                                                            (D)
                                                                            (Instr. 3, 4,
                                                                            and 5)


                                                                            (A)     (D)        Date         Expiration
                                                                                               Exercisable  Date
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 7. Title and Amount of   8. Price of       9. Number of Derivative     10.  Ownership Form of      11.  Nature of
    Underlying               Derivative        Securities Beneficially       Derivative Security:        Indirect
    Securities               Security          Owned at End of Year          Direct (D) or               Beneficial
    (Instr. 3 and 4)         (Instr. 5)        (Instr. 4)                    Indirect (I)                Ownership
                                                                             (Instr. 4)                  (Instr. 4)
------------------------
    Title   Amount or
            Number of
            Shares
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

/s/ Carol J. Gehlke                                        August 19, 2001
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      **Signature of Reporting Person                         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.